                                [QUARLES & BRADY LETTERHEAD]

                                                                   EXHIBIT 8.1

                                   October 11, 1996


Unison HealthCare Corporation
7272 E. Indian School Rd., Ste. 214
Scottsdale, AZ  85251

Labco Acquisition Co.
7272 E. Indian School Rd., Ste. 214
Scottsdale, AZ  85251

American Professional Holding, Inc.
10925 Estate Lane, Suite 390
Dallas, TX  75238

                RE: Opinion With Respect to the Merger of Labco Acquisition Co., a subsidiary of Unison HealthCare Corporation, into American Professional Holding, Inc.

Ladies and Gentlemen:

        At your request, we are rendering our opinion with respect to certain federal income tax consequences of the proposed merger of Labco Acquisition Co. ("LABCO"), a wholly owned subsidiary of Unison HealthCare Corporation ("Unison"), with and into American Professional Holding, Inc. ("Ampro"). We do not express any opinion in this letter pertaining to state, local or foreign taxes. Further, we do not express any opinion in this letter regarding the federal income tax consequences applicable to special classes of taxpayers, including persons who acquired their shares of Ampro common stock pursuant to the exercise of employee options or otherwise as compensation, foreign persons, tax-exempt entities, retirement plans and financial institutions.

        We have examined the Agreement and Plan of Merger by and among Unison, LABCO and Ampro, dated as of July 3, 1996, as amended (the "Agreement") and the form of Articles of Merger, including the Plan of Merger between LABCO and Ampro, which set forth the terms of the proposed transaction. In addition, the parties to the transaction have made various representations concerning the transaction, including their purposes for entering into the transaction. Terms that are defined in the Agreement shall have the same meaning when used in this letter.

Unison Healthcare Corporation
Labco Acquisition Co.
American Professional Holding, Inc.
October 11, 1996
Page 2

                              STATEMENT OF FACTS

A.      Unison

        Unison is a Delaware corporation with its principal executive offices located at 7272 E. Indian School Road, Suite 214, Scottsdale, Arizona 85251. The authorized capital stock of Unison consists of 10,000,000 shares of $.001 par value common stock and 1,000,000 shares of preferred stock. As of August 31, 1996 there were outstanding 3,989,815 shares of Unison common stock, and employee options to purchase an aggregate of 292,012 shares of Unison common stock. As of August 31, 1996, no Unison preferred shares were issued. Unison also has outstanding warrants to purchase Unison common stock and notes and debentures which are convertible into Unison common stock. The Unison common stock is traded on the Nasdaq National Market.

        Unison provides long term and specialty health care services and ancillary services, including pharmacy and physical, occupational, and speech therapy services. Unison operates 45 long term and specialty care facilities, and six assisted and independent living facilities in twelve states.

B.      LABCO

        LABCO is a Delaware corporation with its principal executive office at 7272 E. Indian School Road, Suite 214, Scottsdale, Arizona 85251. LABCO was formed solely as an acquisition vehicle for purposes of accomplishing the proposed transaction described in paragraph D below. It is a wholly owned first tier subsidiary of Unison and has no material assets or liabilities.

C.      Ampro

        Ampro is a Utah corporation with its principal executive office located at 10925 Estate Lane, Suite 390, Dallas, Texas 75238. The authorized capital stock of Ampro consists of 50,000,000 shares of common stock, $.001 par value. As of October 1, 1996, there were 10,200,000 shares of Ampro common stock outstanding. Ampro shares of common stock are traded over-the-counter and are quoted on the OTC Bulletin Board. Quotes for Ampro shares on the OTC Bulletin Board are infrequent.

        Ampro is engaged in the operation of medical reference laboratories in Dallas, Texas and Poplar Bluff, Missouri. As of June 30, 1996, Ampro provided medical laboratory services (primarily the testing of body fluids and tissues for disease or chemical concentrations) to nursing homes and other health care facilities in Texas and Missouri.

Unison Healthcare Corporation
Labco Acquisition Co.
American Professional Holding, Inc.
October 11, 1996
Page 3


D.      Proposed Transaction

        Unison, LABCO and Ampro have entered into the Agreement which provides for the merger of LABCO with and into Ampro. As a result of the merger, the independent corporate existence of LABCO will terminate and Ampro, as the surviving corporation in the merger, will succeed to all the assets and liabilities of LABCO. In the merger, the outstanding shares of common stock, $.001 par value per share, of Ampro will be converted into shares of Unison common stock, $.001 par value, in accordance with the exchange ratio described in Section 3.2(a) of the Agreement, and the outstanding shares of common stock of LABCO will be converted into shares of Ampro common stock in accordance with
Section 3.2(c) of the Agreement.

        There is no plan or intention to merge Ampro with or into another corporation, or transfer any of its assets into another corporation, after LABCO is merged into it.

E.      Business Purposes

        Ampro believes that the merger will enhance prospects for future growth in earnings due to the affiliation with a larger corporation having complementary lines of business. The transaction will also enable the Ampro shareholders to become owners of a larger and more diversified corporation.

        Unison believes that the merger will expand its markets and will enable Unison to achieve economies of scale.

                               REPRESENTATIONS

        The following representations have been made in connection with the proposed transaction:

        1. The fair market value of the Unison common stock and other consideration to be received by each shareholder of Ampro will be approximately equal to the fair market value of the Ampro common stock surrendered in exchange therefor.

Unison Healthcare Corporation
Labco Acquisition Co.
American Professional Holding, Inc.
October 11, 1996
Page 4

        2. To the best of the knowledge of the management of Ampro, there is no plan or intention on the part of the shareholders of Ampro to sell, exchange or otherwise dispose of a number of shares of Unison stock received in the transaction that would reduce the Ampro shareholders' ownership of Unison stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of Ampro as of the same date. Shares of Ampro stock and shares of Unison stock held by Ampro shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction have been considered in making this representation.

        3. Following the transaction, Ampro will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets and at least ninety percent (90%) of the fair market value of LABCO's net assets and at least seventy percent (70%) of the fair market value of LABCO's gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by Ampro or LABCO to shareholders who receive cash or other property, amounts used by Ampro or LABCO to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Ampro will be included as assets of Ampro or LABCO, respectively, immediately prior to the transaction.

        4. Unison, Ampro and LABCO will each pay their respective expenses, if any, incurred in connection with the transaction. The shareholders of Ampro will pay their respective expenses, if any, incurred in connection with the transaction.

        5. In the transaction, shares of Ampro stock representing control of Ampro, as defined in Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"), will be exchanged solely for voting stock of Unison. For purposes of this representation, shares of Ampro stock exchanged for cash or other property originating with Unison will be treated as outstanding Ampro stock on the date of the transaction.

        6. At the time of the transaction, Ampro will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Ampro that, if exercised or converted, would affect Unison's acquisition or retention of control of Ampro, as defined in Section 368(c) of the Code.

Unison Healthcare Corporation
Labco Acquisition Co.
American Professional Holding, Inc.
October 11, 1996
Page 5

        7. There is no intercorporate indebtedness existing between (a) Ampro and Unison or (b) Ampro and LABCO that was issued, acquired, or will be settled at a discount.

        8. None of Ampro, Unison or LABCO is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

        9. On the date of the transaction, the fair market value of the assets of Ampro will equal or exceed the sum of the liabilities of Ampro plus the amount of liabilities, if any, to which its assets are subject.

        10. None of the compensation received by any shareholder-employees of Ampro will be separate consideration for, or allocable to, any of their shares of Ampro stock; none of the shares of Unison stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

        11. The payment of cash in lieu of fractional shares of Unison stock is solely for the purpose of avoiding the expense and inconvenience to Unison of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Ampro shareholders in lieu of issuing fractional shares of Unison stock will not exceed 1% of the total consideration that will be issued in the transaction to the Ampro shareholders in exchange for their shares of Ampro stock. The fractional share interests of each Ampro shareholder will be aggregated, and no Ampro shareholder will receive cash in an amount equal to or greater than the value of one full share of Unison stock.

        12. Prior to the transaction, Unison will be in control of LABCO within the meaning of Section 368(c) of the Code.

        13. Ampro has no plan or intention and Unison has no plan or intention to cause Ampro to issue additional shares of its stock that would result in Unison losing control of Ampro within the meaning of Section 368(c) of the Code.

        14. Unison has no plan or intention to liquidate Ampro; to merge Ampro with or into another corporation; to sell or otherwise dispose of the stock of Ampro except for transfers of stock to corporations controlled by Unison; or to cause Ampro to sell or otherwise dispose of any of its assets or

Unison Healthcare Corporation
Labco Acquisition Co.
American Professional Holding, Inc.
October 11, 1996
Page 6

of any of the assets acquired from LABCO, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Ampro.

        15. LABCO will not have any liabilities assumed by Ampro in the transaction nor will it transfer to Ampro in the transaction any assets subject to liabilities.

        16. Unison does not own, nor has it owned during the past five years, any shares of the stock of Ampro.

        17. Following the transaction, Ampro will continue its historic business or use a significant portion of its historic business assets in a business.

        18. Unison has no plan or intention to redeem or otherwise reacquire any of its stock issued in the transaction.

        19. None of Unison, Ampro or LABCO is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                                APPLICABLE LAW

        Section 368(a)(1)(A) and 368(a)(2)(E) of the Code provide that the term "reorganization" includes a merger in which the stock of one corporation (e.g., Unison), which before the merger was in control of the merged corporation (e.g., LABCO), is used if after the merger the surviving corporation in the merger (e.g., Ampro) holds substantially all of its properties and the properties of the merged corporation (other than stock of the controlling corporation which is distributed in the transaction) and in the transaction former shareholders of the surviving corporation exchange, for voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of the surviving corporation. In addition to the statutory requirements of Section 368 of the Code, a reorganization must also satisfy various nonstatutory requirements including the continuity of ownership, the continuity of business enterprise, and the business purpose requirements. In our opinion, the representations made by the parties demonstrate that there will be a continuity of ownership and a continuity of business enterprise. Furthermore, in our opinion the business purposes expressed by the parties satisfy the business purpose requirement.

Unison Healthcare Corporation
Labco Acquisition Co.
American Professional Holding, Inc.
October 11, 1996
Page 7

        Section 361(a) and (c) and Section 357(a) of the Code provide that generally no gain or loss will be recognized if a corporate party to a reorganization exchanges property for stock in another corporation that is a party to the reorganization, other property, or the assumption of liabilities and the corporation receiving the other property distributes it pursuant to the plan of reorganization. In addition, Section 354(a)(1) of the Code provides that no gain or loss will be recognized by the holder of stock in a corporation which is a party to a reorganization if the stock is exchanged solely for stock of another party to the reorganization.

        As provided in Section 362(b) of the Code, if property is acquired by a corporation in connection with a reorganization, then the basis of the property is the same as it would be in the hands of the transferor. Under Section 358(a)(1) of the Code, the basis of property received without the recognition of gain or loss in a reorganization by a shareholder is the same as the property exchanged by the shareholder in exchange therefor.

        Section 1223(1) of the Code provides, in effect, that if a shareholder acquires property in an exchange in connection with a reorganization and the basis of the property acquired is the same as the basis of the property exchanged, the shareholder shall include in his holding period of the acquired property the holding period of the exchanged property, provided the property exchanged was a capital asset on the date of the exchange. Similarly, as a result of Section 1223(2) of the Code, if a corporation acquires property in a transaction in which there is carryover basis, the corporation shall include in its holding period the period for which this property was held by the transferor.

                                   OPINION

        On the basis of the foregoing information, representations, and the Agreement, and assuming the transaction is consummated in a manner consistent with the terms of the Agreement, and that the representations remain accurate and true immediately prior to the consummation of the transaction, our opinion is as follows:

Unison Healthcare Corporation
Labco Acquisition Co.
American Professional Holding, Inc.
October 11, 1996
Page 8

        1. Provided that after the transaction Ampro will hold substantially all of its assets and the assets of LABCO, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Under Section 368(a)(2)(E) of the Code, the reorganization will not be disqualified by reason of the fact that stock of Unison is used in the merger. For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of each of Ampro and LABCO. Ampro, Unison and LABCO will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

        2. No gain or loss will be recognized to LABCO on the transfer of its assets to Ampro solely in exchange for Ampro common stock and the assumption by Ampro of LABCO's liabilities (Sections 361(a) and 357(a)).

        3. No gain or loss will be recognized to Ampro upon the receipt of the assets of LABCO in exchange for Ampro common stock (Section 1032(a) of the Code).

        4. No gain or loss will be recognized by Unison upon the receipt of Ampro common stock solely in exchange for LABCO common stock (Section 354(a)(1) of the Code).

        5. No gain or loss will be recognized by an Ampro shareholder upon the exchange of Ampro common stock solely for Unison common stock (including fractional share interests) (Section 354(a)(1) of the Code).

        6. The aggregate basis of the shares of Unison common stock received by an Ampro shareholder (including fractional share interests) will be the same as the basis of the shares of Ampro common stock surrendered in exchange therefor (Section 358(a)(1) of the Code).

        7. The holding period of the Unison common stock received by Ampro shareholders will include the period during which Ampro stock surrendered therefor was held, provided the Ampro common stock is a capital asset in the Ampro shareholder's hands on the date of the exchange (Section 1223(1) of the Code).

        8. The payment of cash to Ampro shareholders in lieu of fractional share interests of Unison common stock will be treated for federal income tax purposes as if the fractional shares were issued in the transaction and then redeemed by Unison. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574). An Ampro shareholder will recognize capital gain or loss thereon, provided the shares of Ampro common stock surrendered for such fractional share interests are held as capital assets by the Ampro shareholder on the date of the exchange, in an amount equal to the difference between the amount of cash received and the portion of such shareholder's adjusted tax basis in the shares of Ampro common stock allocable to such fractional share interests. Such capital gain or loss will be long term capital gain or loss if the holding period for such shares is more than one year.

Unison Healthcare Corporation
Labco Acquisition Co.
American Professional Holding, Inc.
October 11, 1996
Page 9

        Our opinion is based upon the existing provisions of the Code, the Treasury Regulations thereunder, published revenue rulings, procedures and releases of the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive with respect to transactions entered into prior to the date of such changes and could modify our opinion retroactively. The Internal Revenue Service is not bound by our opinion and is not precluded from asserting positions contrary to our opinion. Further, our opinion is based upon our best interpretations of existing sources of law and expresses what, based on these sources, we believe a court would likely conclude if presented with these issues. No assurance can be given, however, that such interpretations would be followed if the transaction becomes the subject of judicial or administrative proceedings.

        No opinion is expressed regarding the tax treatment of the transaction under any other provision of the Internal Revenue Code or Treasury Regulations. In addition, no opinion is expressed regarding the tax treatment of any conditions existing at the time of or effects resulting from the proposed transaction that are not specifically covered by the above statements.

        We hereby consent to the use of this opinion as an Exhibit to the Registration Statement of Unison on Form S-4, filed under the Securities Act of 1933, as amended (the "Act"), in connection with the proposed transaction. In giving this consent, we do not admit that we are experts within the meaning of
Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

        This opinion has been furnished solely for the benefit of Unison, LABCO, Ampro and the shareholders of Ampro, and it may not be relied upon or used by any other person or for any other purpose without our express written consent.

                              Very truly yours,

                              QUARLES & BRADY